FOURTH AMENDMENT TO LOAN DOCUMENTS

      THIS FOURTH AMENDMENT TO LOAN DOCUMENTS (the "Fourth Amendment") is entered into as of the 1st day of August, 1995, by and between JMB/245 PARK AVENUE ASSOCIATES, LTD., an Illinois limited partnership (formerly known as JMB/245 Park Avenue Associates) (the "Borrower") and JMB REALTY
CORPORATION, a Delaware corporation ("JMB").

                              R E C I T A L S

      A. Bank of America Illinois ( successor to Continental Bank N.A. and formerly known as Continental Illinois National Bank and Trust Company of Chicago) (the "Bank") has heretofore made to Borrower two loans (the "Term Loans") in the amounts of Fifteen Million and No/100 Dollars ("$15,000,000 Term Loan") and Thirty-Five Million and No/100 Dollars (the "$35,000,000 Term Loan"), respectively, which Term Loans were evidenced by:
(i) a certain Promissory Note dated as of December 29, 1983 in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000) (herein, said Promissory Note, as amended, is called the "$15,000,000 Note") and (ii) a certain Promissory Note dated as of December 39, 1983 in the original principal amount of Thirty-Five Million and No/100 Dollars ($35,000,000) (herein, said Promissory Note, as amended, is called the "$35,000,000 Note").

      B. The $15,000,000 Note was secured by a certain Security Agreement between Borrower and the Bank, dated as of December 29, 1983, relating to the $15,000,000 Note (herein, said Security Agreement is called the "$15,000,000 Security Agreement"). The $35,000,000 Note was secured by a certain Security Agreement between Borrower and the Bank, dated as of December 29, 1983, relating to the $35,000,000 Note (herein, said Security Agreement is called the "$35,000,000 Security Agreement"). The Borrower and the Bank have heretofore entered into separate First Amended and Restated Security Agreements dated as of December 29, 1983, which amend and restate, respectively, the $15,000,000 Security Agreement and the $35,000,000 Security Agreement, (herein, said First Amended and Restated Security Agreements are collectively called the "First Restated Security Agreements").

      C. To secure the $15,000,000 Note, JMB, Judd D. Malkin, Neil G. Bluhm, and the 1975 Judd D. Malkin Life Insurance Trust (collectively, the "Previous Guarantors") executed and delivered to the Bank a certain Guaranty of Payment, dated as of December 29, 1983, relating to the $15,000,000 Note (herein, said Guaranty, as heretofore amended, is called the "$15,000,000 Guaranty"). To secure the $35,000,000 Note, the Previous Guarantors executed and delivered to the Bank (i) a certain Guaranty of Payment relating to the $35,000,000 Note, and (ii) a certain Guaranty of Interest relating to the $35,000,000 Note, which Guaranty of Interest was supplemented by a certain letter agreement between the Bank and Previous Guarantors (respecting net cash flow), all dated as of December 29, 1983 (herein the Guaranties described in the preceding sentence of this paragraph, as heretofore amended, are collectively called the "$35,000,000 Guaranties"). In addition to the $35,000,000 Guaranties, Borrower heretofore executed and delivered to the Bank a letter agreement dated as of April 15, 1991 and JMB heretofore executed and delivered to the Bank an additional Guaranty of Payment, dated as of April 15, 1991, relating to the $35,000,000 Note (herein, the "$10,000,000 Guaranty" and, herein, said letter agreement is called the "Original Letter Agreement") (herein, said $15,000,000 Guaranty, said $35,000,000 Guaranties, and the $10,000,000
Guaranty are collectively called the "Pre-Existing Guaranties").

      D. The Bank and Borrower also entered into a certain Consent Agreement dated as of December 29, 1983, relating to the Term Loans (herein, such Consent Agreement, as heretofore amended, is called the "Consent Agreement").

      E. The Bank and Borrower have heretofore entered into a certain First Amendment to Notes, Loan Documents and Guaranties (herein, the "First Amendment") relating to the $15,000,000 Note, the $35,000,000 Note, the Original Letter Agreement, the $15,000,000 Guaranty, the $35,000,000 Guaranties, the $15,000,000 Security Agreement and the $35,000,000 Security Agreement.

      F. The Bank and Borrower heretofore entered into a Second Amendment to the $15,000,000 Loan Documents and $35,000,000 Loan Documents dated as of July 10, 1984 to reflect changes in the Borrower's name and general partner and to make certain amendments to such documents as of that date (herein, the "Second Amendment").

      G. The Bank and Borrower have heretofore entered into a certain Interest Exchange Agreement dated February 1, 1984 (herein, as amended, the "Interest Exchange Agreement").

      H. The $15,000,000 Note, the $15,000,000 Guaranty, and any other documents or instruments evidencing, securing, or related to the $15,000,000 Term Loan (except the $15,000,000 Security Agreement and the First Restated Security Agreement relating thereto), as heretofore amended, are herein collectively called the "$15,000,000 Term Loan Documents". The $35,000,000 Note, the $35,000,000 Guaranties, the Original Letter Agreement, and any other documents or instruments evidencing, securing or related to the $35,000,000 Term Loan (except the $35,000,000 Security Agreement and the First Restated Security Agreement relating thereto), as heretofore amended, are herein collectively called the "$35,000,000 Term Loan Documents" and together with the $15,000,000 Term Loan Documents, the $35,000,000 Term Loan Documents, the Consent Agreement, the First Amendment and the Second Amendment are herein collectively called the "Pre-Existing Loan Documents."

      J. The Bank, the Borrower and JMB entered into that certain Third Amendment to Loan Documents dated as of December 31, 1993 pursuant to which
(i) the $15,000,000 Note and the $35,000,000 Note were amended and restated to provide for two Amended and Restated Promissory Notes, each in the principal amount of $25,000,000, and referred to as the Guaranteed Amended and Restated Promissory Note (the "Guaranteed Note") and the Fixed Rate Amended and Restated Promissory Note (the "Fixed Rate Note"), respectively,
(ii) the First Restated Security Agreements were amended and restated pursuant to Second Amended and Restated Security Agreements, (iii) the Borrower executed and delivered to the Bank an Interest Exchange Agreement Promissory Note in the original principal amount of $2,194,631.25 to evidence the indebtedness of Borrower to the Bank under the Interest Exchange Agreement (the "Interest Exchange Agreement Note") and an Interest Exchange Agreement Note Security Agreement to secure such Interest Exchange Agreement Note, and (iv) JMB executed and delivered to the Bank an Amended and Restated Guaranty of Payment (the "JMB Guaranty") consolidating and superseding the $15,000,000 Guaranty and the $10,000,000 Guaranty.

      K. JMB has from time to time made advances to the Borrower to enable the Borrower to pay interest and principal under the Guaranteed Note and certain other expenses and expects to make additional advances to pay other expenses, and the obligation of the Borrower to repay such advances is evidenced by that certain Subordinated Demand Note dated December 31, 1993 made payable by the Borrower in favor of JMB, providing for the maximum outstanding principal amount of $40,000,000 (the "JMB Note").

      L. On July 31, 1995, the Bank, Mellon Bank, N.A. ("Mellon") and JMB entered into a letter agreement ("Letter Agreement") pursuant to which the Bank and Mellon have sold, and JMB has purchased, all of the Bank's and Mellon's respective right, title and interest in the Guaranteed Note, the Fixed Rate Note and the Interest Exchange Agreement Note (collectively, the "Notes") and the Second Amended and Restated Security Agreements and the Interest Exchange Agreement Note Security Agreement (collectively, the "Security Agreements") and the JMB Guaranty and other Related Agreements defined in the Letter Agreement (the Notes, the Security Agreements, the JMB Guaranty and the other Related Agreements collectively, the "Loan Documents").

      M. The parties desire to enter into this amendment to amend and restate in part and otherwise reaffirm, to the extent set forth herein, the Loan Documents.

      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in consideration of the various agreements set out herein, the parties do hereby agree as follows:

      1. The foregoing Recitals are hereby incorporated into this Fourth Amendment as though set out in their entirety in the body hereof.

      2. As a condition precedent to the effectiveness of this Fourth Amendment, Borrower shall execute and deliver in a form acceptable to JMB the following:

            a. A Second Amended And Restated Promissory Note (the "Restated Promissory Note I") in the principal amount of $16,042,000; and

            b. A Second Amended and Restated Promissory Note (the "Restated Promissory Note II") in the principal amount of $25,000,000; and

            c. An Amended and Restated Promissory Note (the "Restated Promissory Note III") in the principal amount of $2,194,631.25; and

            d. An Amended and Restated Demand Note (the "Restated JMB Note") in the maximum principal amount of $40,000,000; and

            e. A Third Amended and Restated Security Agreement (the "Third Amended and Restated Security Agreement") to secure the payment and performance of the Restated Promissory Note I, the Restated Promissory Note II, the Restated Promissory Note III and the Restated JMB Note; and

            f. Supporting documentation deemed reasonably necessary by JMB; and

            g. Payment of all costs and expenses of JMB in connection with this Fourth Amendment and the transactions and documentation contemplated herein.

      3. All references in the Loan Documents to documents amended in connection herewith shall henceforth refer to such documents as amended to date and as amended, modified or restated from time to time. Except as amended hereby or by the documents executed and delivered by Borrower to JMB pursuant to paragraph 2 of this Fourth Amendment, all of the terms, conditions, provisions, and agreements set forth in the Loan Documents, excluding the Original Letter Agreement and the JMB Guaranty, are hereby reaffirmed, ratified, and confirmed in their entirety.

      4. Each of the Original Letter Agreement and the JMB Guaranty is hereby terminated and released and shall be of no further force and effect.

      5. JMB shall be deemed to be substituted as a party to the Consent Agreement in place of the Bank. All duties and responsibilities of Borrower owed to the Bank, and all rights and remedies of the Bank with respect to Borrower, under the Consent Agreement shall henceforth be given to, or may be exercised by, JMB (as the case may be) under the Consent Agreement. The references in the first paragraph on page 3 of the Consent Agreement to the "Notes" are hereby changed to mean collectively the Restated Promissory Note I, the Restated Promissory Note II, the Restated Promissory Note III and the Restated JMB Note, and the references in such paragraph of the Consent Agreement to clause (iii) of Section 8 of each of the Security Agreements are hereby changed to refer to clause (ii) of
Section 8 of the Third Amended and Restated Security Agreement. The third paragraph on page 3 of the Consent Agreement is hereby deleted in its entirety, and there is substituted in its place the following:

            "All notices and consents under this Consent Agreement shall be in writing and shall have been deemed to have been given when delivered personally or on the second business day following the day when deposited in the United States mail, postage prepaid, addressed to JMB at 900 North Michigan Avenue, Suite 1900, Chicago, Illinois 60611, to the attention of
H. Rigel Barber, and addressed to the Borrower at 900 North Michigan Avenue, Suite 1900, Chicago, Illinois 60611, to the attention of Stuart C. Nathan."

      6. Borrower acknowledges JMB's right to obtain a new appraisal (or update of an existing appraisal) of the real estate at any time while the loan or any portion thereof remains outstanding, (a) when, in JMB's reasonable judgment, such an appraisal is warranted as a result of JMB's internal evaluation of the subject loan, and/or (b) to comply with statutes, rules, regulations, or directives of governmental agencies having jurisdiction over JMB. Borrower hereby agrees to pay, upon demand, all appraisers' fees and related expenses incurred by JMB from time to time in obtaining appraisal reports.

      7. To induce JMB to enter into this Fourth Amendment, Borrower warrants to JMB that:

            (i) Authorization: No Conflict. The execution and delivery of this Fourth Amendment, and the performance by the Borrower of its obligations under this Fourth Amendment, are within Borrower's partnership powers, have been duly authorized by all necessary partnership, corporate, or other action, have received all necessary governmental approval (if any shall be required) and do not and will not contravene or conflict with any provisions of law or the partnership agreement of Borrower or of any agreement binding upon Borrower.

            (ii) Validity and Binding Nature. This Fourth Amendment is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

      8. This Fourth Amendment shall be governed by and construed under the laws of the State of Illinois.

      9. Notwithstanding anything herein contained to the contrary, JMB agrees (for itself and its successors and assigns) that (1) all liability hereunder or with respect to the debt evidenced or secured by the documents executed and delivered by Borrower in connection herewith shall be satisfied only out of the assets of Borrower and that no present or future constituent partner (i.e., person holding an equity interest) in or any agent of the Borrower, nor any officer, shareholder, director, employee, trustee, beneficiary or agent of any corporation or trust that is or becomes a constituent partner in Borrower (including, but not limited to, persons executing documents or certificates on behalf of Borrower) shall have personal liability (directly or indirectly), all such personal liability being expressly waived by JMB, and (2) in no event shall a negative capital account or any other funding obligations of any constituent partner in Borrower be deemed to be an asset or the property of Borrower and neither JMB nor any subsequent holder of this document shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligation.

      IN WITNESS WHEREOF, the parties have executed this Fourth Amendment at Chicago, Illinois as of the day and year above written.

                                          BORROWER

900 North Michigan Avenue           JMB/245 Park Avenue Associates,
Suite 1900                          Ltd., an Illinois limited
Chicago, Illinois 60611             partnership
                                    By:  JMB Park Avenue, Inc.
                                    Its Corporate General Partner



                                          By:   ___________________________

                                          Name:___________________________

                                          Title:__________________________


                                          JMB

900 North Michigan Avenue           JMB REALTY CORPORATION
Suite 1900
Chicago, Illinois  60611                  By:   ___________________________

                                          Name:___________________________

                                          Title:__________________________




122615.04